As filed with the Securities and Exchange Commission on December 27, 1996
                                                           File No. 2-93124

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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                =============

                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              SGI INTERNATIONAL
            (Exact Name of Registrant as Specified in its Charter)
                            =====================

Utah                                                             33-0119035
(State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation)                                       Identification No.)


1200 Prospect Street, Suite 325                                       92037
La Jolla, California                                             (Zip Code)
(Address of Registrant's Principal Executive Office)


        Standard Employment Agreements dated as of October 31, 1995, January 1, 1996, February 26, 1996, March 4, 1996, March 6, 1996,
  March 18, 1996, May 23, 1996, May 28, 1996, June 4, 1996, July 1, 1996,
         July 18, 1996, July 22, 1996, July 29, 1996, August 1, 1996,
 September 30, 1996, October 14, 1996, November 12, 1996, December 2, 1996,
        Non-Standard Employment Agreements dated as of April 1, 1995,
         May 1, 1995, First Amendments dated as of October 31, 1995, Consulting Agreements dated as of July 12,1996 and September 19, 1995,
                   First Amendment dated as of January 1, 1996
                           (Full title of the plan)

                                Mr. Lynn Mabey
                             Murphy, Tolboe & Mabey
                        124 South 600 East, Suite 100
                         Salt Lake City, Utah 84102
                    (Name and Address of Agent for Service)
                                 (801) 533-8505
           (Telephone number, including area code, of agent for service)
                               =================
                           Copies of correspondence to:

                                David A. Fisher
                               Fisher Thurber, LLP
                       4225 Executive Square, Suite 1600
                        La Jolla, California 92037-1483
                                  (619) 535-9400


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                     Calculation of Registration Fee
                    ---------------------------------

Title of     Amount to   Proposed      Proposed       Amount
Secur-ities  be Regist-  Maximum       Maximum        of
to be        ered(1)     Offering      Aggregate      Registration
Registered               Price         Offering       Fee
                         per Share     Price (2)
                         (2)
----------  -----------  ----------    ----------     ------------
Common       645,314     $4.375        $2,823,249     $855.53
Stock, No    shares
Par Value





(1)  Includes 2,364 shares previously issued.

(2) Solely for the purpose of determining the registration fee, based on the maximum price of the Common Stock issued, and to be issued upon exercise of the Warrants which were granted in connection with the referenced Employment Agreements and Consulting Agreements.
































                              PART II
                             ---------
Item 3.   Incorporation of Documents by Reference

The following documents, which have been filed with the Securities and Exchange Commission, are incorporated by reference as of their respective dates and are a part hereof:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     (b) The Quarterly Reports on Form 10-Q and Form 10-Q/A for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated April 6, 1988, as amended by an amendment to Application or Report on Form 8 dated April 13, 1988.

Additionally, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment hereto which indicates that all of the shares of the Common Stock offered hereby have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

          Not applicable.

Item 5.   Interests of Named Experts and Counsel

          None.

Item 6.   Indemnification of Directors and Officers

The Bylaws of the Company provide that, subject to any limitations imposed by the Utah Revised Business Corporation Act, the officers and directors of the Company shall be indemnified by the Company against expenses, including attorneys' fees, reasonably incurred in connection with or resulting from the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person becomes or is threatened to be made part of by reason of his position as an officer, director, employee or agent of the Company or his service at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided that, in the context of such action, such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Any indemnification made pursuant to the Bylaws shall be made only upon the determination by a majority vote of a quorum of the Board of Directors, provided, however, that such indemnification shall be made without such determination to the extent that the officer or director is successful in the defense of the action at issue. Additionally, any expenses incurred in defense of an action against an officer or director shall be paid in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such officer or director to repay the amount advanced if it is ultimately determined that he is not entitled to be indemnified for such expenses.

The Utah Revised Business Corporation Act (the "Code") permits the Company to indemnify an Officer or Director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the Officer or Director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company. The Code authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances, and if the Officer or Director is successful on the merits, it authorizes the Company to indemnify the Officer or Director against all expenses, including attorneys' fees, incurred in connection with any such proceeding.

The Company's Bylaws reflect the indemnification provisions contained in the Utah Revised Business Corporation Act, except that pursuant to the Utah Revised Business Corporation Act no indemnification may be made to an officer or director in connection with an action by or in the right of the Company. Additionally, no indemnification may be made where the officer or director has been adjudged to be liable to the Company, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses as the court considers proper.

Registrant has currently in effect a claims made directors and officers liability insurance and company reimbursement insurance policy protecting its directors and officers against liability by reason of their being or having been directors or officers. The directors and officers liability portion of such policy covers all directors and officers of the registrant and of certain subsidiary companies. The policy provides for a payment on behalf of the directors and officers up to the policy limits for all Losses (as defined) which the directors and officers, or any of them, shall become legally obligated to pay, from claims made against them during the policy period for defined Wrongful Acts. The directors and officers or any of them shall become legally obligated to pay, from claims made against them during the policy period for defined wrongful acts, which include; errors, misstatements, misleading statements, acts or omissions, neglect or breach of duty by the directors or officers in the discharge of their duties solely in their capacity as directors and officers of the company, individually or collectively. The insurance includes the cost of defenses, appeals, bonds, settlements and judgments. The insurers limit of liability under the policy is $1 million in the aggregate for all losses per year. The policy contains various reporting requirements, deductibles, and exclusions.

Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

The following exhibits are filed pursuant to Item 601 of Regulation S-K:

3.1.2     Restated Articles of Incorporation.(1)

4.20 Standard Executive Employment Agreement (SGI) dated as of January 1, 1996 (except where noted) between Registrant and: Ernest P. Esztergar; Richard Gibbens; R. Brent Lassetter; Elon A. Place; John R. Taylor; Joseph A. Savoca; Ming Wang; David Newman (7/01/96); David Philips (7/01/96).(2)

4.21 Standard Employment Agreement (SGI) dated as of January 1, 1996 (except where noted) between Registrant and: Jeffrey Montag; Nancy Propp; Claudine Savatt; Kimberly Krmpotich (03/18/96); Barry Meisen (5/23/96); Jessica Yates (12/2/96); Ellen D.E. Hill (6/4/96); Gina Hilton (7/18/96); James LaBar (3/4/96); Casey Laris (9/30/96); Scott Reynolds (11/12/96); Tanya Schaffer (8/1/96); Eric Weiner (7/29/96).(2)

4.22 Standard Executive Employment Agreement (AMS) dated as of January 1, 1996, between Registrant's subsidiary and; Clarence Dyksterhuis, Amir Modarres-Khiabani; Dominick Savo.(2)

4.23 Standard Employment Agreement (AMS) dated as of January 1, 1996 (except where noted) between Registrant's subsidiary and: Dick Adlof; Helmut Bader; Maykoe Baltodano; Steve Rodriques; Oscar Saldain; Alex Shishkin; Stan Stock; Carl Timmerman; Gary Vasey; Ken Woolsey; Brian Bevis; Dave Burrows;
Jose Cruz; Neil DeGuire; James Fucich; Henry Galeano; Grigoriy Goldman;
Graham Greenaway; Mitch Johnson; Douglas King; Curtis Marple; Mike Moore; Guenter Pust; Eric Regan; Edvin Gudelman (10/14/96); Andrew Kendrick (7/22/96); Reza Eksir (5/28/96); Johnathan Pentzer (3/6/96); George Rivera (7/1/96);
Kathy Brickman (2/26/96).(2)

4.24 Employment Agreement dated as of May 1, 1995, between Registrant's subsidiary and Amir Modarres-Khiabani.(2)

4.24.1 First Amendment to Employment Agreement dated as of October 31, 1995, between Registrant's subsidiary and Amir Modarres-Khiabani.(2)

4.25      Employment Agreement dated as of April 1, 1995, between
Registrant's subsidiary and Dominick Savo.(2)

4.25.1 First Amendment to Employment Agreement dated as of October 31, 1995, between Registrant's subsidiary and Dominick Savo.(2)

4.26 Consulting Agreement dated as of September 19, 1995, between Registrant and Ebbe R. Skov.(2)

4.26.1 First Amendment to Consulting Agreement dated as of January 1, 1996 between Registrant and Ebbe R. Skov.(2)

4.27 Consulting Agreement dated as of July 12, 1996, between Registrant and Judith Ware.(2)

5. Opinion of Fisher Thurber, LLP. regarding the legality of the Common Stock registered hereby.(2)

23.       Consent of Ernst & Young LLP, Independent Auditors.(2)

23.1      Consent of Fisher Thurber, LLP.(included in Exhibit 5).(2)

     (1)  Incorporated by reference to Annual Report on Form 10-K
          (File No. 2-93124) for the year ended December 31, 1985.

     (2)  Filed herewith.

Item 9.   Undertakings

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales of the Common Stock are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided that if the information in paragraphs (i) and (ii) above and to be included in a post-effective amendment hereto is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act and is incorporated by reference in the S-8 Registration Statement, no post-effective amendment hereto shall be filed;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Additionally, the undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant tothe foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.








                                SIGNATURES
                               ------------

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 27, 1996.

SGI INTERNATIONAL

By:  /s/JOSEPH A. SAVOCA
-----------------------------------------
Joseph A. Savoca, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                          Date
=========                ======                         ========


                         Chairman of the Board and
      /s/                Chief Executive Officer
===================                                    December 27, 1996
Joseph A. Savoca

      /s/                Director
===================                                    December 27, 1996
Ernest P. Esztergar

      /s/                Director
===================                                    December 27, 1996
Norman A. Grant

      /s/                Director
===================                                    December 27, 1996
William A. Kerr

      /s/                Director
===================                                    December 27, 1996
Bernard V. Baus

      /s/                Director
===================                                    December 27, 1996
William R. Harris










                                Exhibit Index
                               ---------------

No.            Description

4.20 Standard Executive Employment Agreement (SGI) dated as of January 1, 1996 (except where noted) between Registrant and: Ernest P. Esztergar; Richard Gibbens; R. Brent Lassetter; Elon A. Place; John R. Taylor; Joseph A. Savoca; Ming Wang; David Newman (7/01/96); David Philips (7/01/96).

4.21 Standard Employment Agreement (SGI) dated as of January 1, 1996 (except where noted) between Registrant and: Jeffrey Montag; Nancy Propp; Claudine Savatt; Kimberly Krmpotich (03/18/96); Barry Meisen (5/23/96); Jessica Yates (12/2/96); Ellen D.E. Hill (6/4/96); Gina Hilton (7/18/96); James LaBar (3/4/96); Casey Laris (9/30/96); Scott Reynolds (11/12/96); Tanya Schaffer (8/1/96); Eric Weiner (7/29/96).

4.22 Standard Executive Employment Agreement (AMS) dated as of January 1, 1996, between Registrant's subsidiary and; Clarence Dyksterhuis, Amir Modarres-Khiabani; Dominick Savo.

4.23 Standard Employment Agreement (AMS) dated as of January 1, 1996 (except where noted) between Registrant's subsidiary and: Dick Adlof; Helmut Bader; Maykoe Baltodano; Steve Rodriques; Oscar Saldain; Alex Shishkin; Stan Stock; Carl Timmerman; Gary Vasey; Ken Woolsey; Brian Bevis; Dave Burrows; Jose Cruz; Neil DeGuire; James Fucich; Henry Galeano; Grigoriy Goldman; Graham Greenaway; Mitch Johnson; Douglas King; Curtis Marple; Mike Moore; Guenter Pust; Eric Regan; Edvin Gudelman (10/14/96); Andrew Kendrick (7/22/96);
Reza Eksir (5/28/96); Johnathan Pentzer (3/6/96); George Rivera (7/1/96); Kathy Brickman (2/26/96).

4.24 Employment Agreement dated as of May 1, 1995, between Registrant's subsidiary and Amir Modarres-Khiabani.

4.24.1 First Amendment to Employment Agreement dated as of October 31, 1995, between Registrant's subsidiary and Amir Modarres-Khiabani.

4.25      Employment Agreement dated as of April 1, 1995, between
Registrant's subsidiary and Dominick Savo.

4.25.1 First Amendment to Employment Agreement dated as of October 31, 1995, between Registrant's subsidiary and Dominick Savo.

4.26 Consulting Agreement dated as of September 19, 1995, between Registrant and Ebbe R. Skov.

4.26.1 First Amendment to Consultant Agreement dated as of January 1, 1996 between Registrant and Ebbe R. Skov.

4.27 Consulting Agreement dated as of July 12, 1996, between Registrant and Judith Ware.

5. Opinion of Fisher Thurber, Ltd. Regarding the legality of the Common Stock registered hereby.

23.       Consent of Ernst & Young LLP, Independent Auditors.

23.1      Consent of Fisher Thurber, LLP (included in Exhibit 5)